FOR IMMEDIATE RELEASE:                                 CONTACTS:
ArthroCare Corp.
Misty Romines
512-391-3902

ARTHROCARE REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Austin, Texas - August 5, 2013 - ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the quarter ended June 30, 2013.

SECOND QUARTER 2013 SUMMARY

•Total revenue of $92.1 million.
•Loss from operations of $11.1 million, or operating margin of a negative 12.0%, including a charge of $20.2 million to
increase    the Company's reserves related to the ongoing Department of Justice investigation.
•Adjusted Operating Margin of 16.6%
•Net loss attributable to common stockholders of $7.7 million, or $0.27 per share.

REVENUE

Total revenue for the second quarter of 2013 was $92.1 million, compared to $91.7 million for the second quarter of 2012, an increase of less than one percent.

Product sales for the second quarters of both 2013 and 2012 were $87.5 million.

Worldwide sales of Sports Medicine products increased $1.2 million or 2.1 percent in the second quarter of 2013 when compared to the second quarter of 2012.  In the second quarter of 2013 proprietary Sports Medicine product sales in the Americas increased $1.1 million, or 3.4 percent and International Sports Medicine product sales increased $1.3 million, or 6.7 percent as compared to the second quarter of 2012.  Contract manufactured product sales decreased $1.2 million, or 18.2 percent in the second quarter of 2013, as compared to the second quarter of 2012.

Worldwide ENT product sales decreased $0.4 million, or 1.4 percent in the second quarter of 2013 compared to the second quarter of 2012.  Americas ENT product sales decreased $0.3 million or 1.6 percent and International ENT product sales were mostly unchanged.

Other product sales decreased $0.8 million in the second quarter of 2013 compared to the same quarter of 2012.

Royalties, fees and other revenues was 5.0 percent of total revenues for the second quarter of 2013 compared to 4.6 percent for the second quarter of 2012.

INCOME / LOSS FROM OPERATIONS

Loss from operations for the second quarter of 2013 was $11.1 million compared to income from operations of $17.9 million for the same period in 2012.  Operating margin for the second quarter of 2013 was a negative 12.0 percent compared to 19.6 percent for the same quarter of 2012.

Investigation and restatement-related costs in the second quarter of 2013 amounted to $26.3 million compared to $1.1 million in the second quarter of 2012. The Company has recently engaged in preliminary resolution discussions with the DOJ. As a result of these discussions, management believes that a final resolution of this matter will include a financial component, and management's current best estimate of this financial component is $30 million. Accordingly, the balance of the insurance dispute reserve as of June 30, 2013 was increased to reflect this estimate and a charge of $20.2 million recorded in the second quarter of 2013. The actual amount could be greater or less, and the timing of the final resolution and payment cannot yet be determined.

Under the short-term incentive plan for 2013 approved by our Board of Directors, Adjusted Operating Margin is a key metric for purposes of evaluating management's performance.  Adjusted Operating Margin is Operating Margin adjusted for investigation and restatement related costs.  Investigation and restatement related costs were 28.6 percent and 1.2 percent of total revenue for the second quarters of 2013 and 2012, respectively, and Adjusted Operating Margin was 16.6 percent and 20.8 percent for these same periods.  Adjusted Operating Margin is a non-GAAP measure of profitability and it should not be considered as a substitute for measures prepared in accordance with GAAP.

Gross Profit for the second quarter of 2013 was $63.3 million compared to $64.4 million in the second quarter of 2012. Gross product margin in the current quarter was 68.8 percent compared to 70.2 percent in the second quarter of 2012.  The comparability of gross product margin between periods was impacted by the new medical device excise tax imposed on US product sales by the Patient Protection and Affordable Care Act, which became effective in 2013 and was applied to the Company's domestic sales during the second quarter 2013, resulting in a lower gross margin when compared to the second quarter of 2012.

Total operating expenses were $74.4 million in the second quarter of 2013 compared to $46.4 million in the second quarter of 2012.  Aside from the aforementioned increase in investigation and restatement-related costs, research and development expense increased $0.8 million this quarter while general and administrative expense increased by approximately $0.5 million. Sales and marketing as a percent of revenue also increased this quarter to 32.8 percent as compared to 31.5 percent in the same quarter of 2012. These additional expenses were partially offset by a decrease of $0.8 million in amortization expense for intangible assets relating to the 2004 acquisition of Opus Medical, which were fully amortized as of the end of 2012.

NET INCOME / LOSS AVAILABLE TO COMMON STOCKHOLDERS

Net loss attributable to common stockholders was $7.7 million or $0.27 per share in the second quarter of 2013, compared to net income of $11.4 million, or $0.34 per share in the second quarter of 2012.

BALANCE SHEET AND CASH FLOWS

Cash and cash equivalents were $251.0 million as of June 30, 2013 compared to $218.8 million at December 31, 2012.  Cash flows provided by operating activities for the six months ended June 30, 2013 was $45.5 million compared to cash used in operations of $33.0 million for the six months ended June 30, 2012 which included the payment of $74 million required to settle the private securities class actions against the Company.  Adjusted for this payment, cash flows provided by operating activities would have been $41.0 million for the first six months of 2012.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Tuesday, August 6, 2013. To participate in the live conference call dial 800-732-6870.  A live and on-demand webcast of the call will be available on ArthroCare's Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21669641.  The replay will remain available through August 20, 2013.

ABOUT ARTHROCARE

ArthroCare develops and manufactures surgical devices, instruments, and implants that strive to enhance surgical techniques as well as improve patient outcomes.  Its devices improve many existing surgical procedures and enable new minimally invasive procedures.  Many of ArthroCare's devices use its internationally patented Coblation® technology. This technology precisely dissolves target tissue and limits damage to surrounding healthy tissue. ArthroCare also develops surgical devices utilizing other patented technology including its OPUS® line of fixation products as well as re-usable surgical instruments.  ArthroCare is leveraging these technologies in order to offer a comprehensive line of surgical devices to capitalize on a multi-billion dollar market opportunity across several surgical specialties, including its two core product areas consisting of Sports Medicine and Ear, Nose, and Throat as well as other areas such as spine, wound care, urology and gynecology.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the resolution of litigation pending against the Company; the impact upon the Company's operations of legal compliance matters which may require improvement and remediation; the ability of the Company to control expenses relating to legal or compliance matters; the Company's ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigation being conducted by the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company's financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the results of the civil investigation by the Department of Justice related to the Civil Investigative Demand we received arising under the False Claims Act; the possibility that the Department of Justice could institute civil proceedings against us, based on the results of the investigation related to the Civil Investigative Demand; the risk that we could be subject to qui tam suits involving the False Claims Act; the possibility that the Department of Justice could institute a criminal enforcement action against us based on the results of the civil investigation related to the Civil Investigative Demand; the resolution of any litigation related to the civil investigation; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company's ability to protect its intellectual property rights; the ability of the Company to continue to fund its working capital needs and planned expenditures; the risk of product liability claims; risks associated with the Company's international operations; risks associated with integration of the Company's acquisitions; the Company's ability to effectively and successfully implement its business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

Financial Tables Appended

ARTHROCARE CORPORATION Condensed Consolidated Balance Sheets - Unaudited (in thousands, except par value data)

	June 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$251,036	$218,787
Accounts receivable, net of allowances of $1,396 and $1,565 at June 30, 2013 and December 31, 2012, respectively	42,241	48,881
Inventories, net	42,560	48,417
Deferred tax assets	16,502	20,090
Prepaid expenses and other current assets	7,103	6,022
Total current assets	359,442	342,197

Property and equipment, net	33,190	30,461
Intangible assets, net	11,728	1,859
Goodwill	119,330	119,893
Deferred tax assets	14,786	23,206
Other assets	422	2,171
Total assets	$538,898	$519,787

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,491	$12,189
Accrued liabilities	59,224	41,674
Income tax payable	3,298	286
Other liabilities	354	318
Total current liabilities	76,367	54,467

Deferred tax liabilities	354	354
Other non-current liabilities	6,221	20,200
Total liabilities	82,942	75,021

Commitments and contingencies (Notes 6 and 7)

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares; Issued and outstanding: 75 shares at June 30, 2013 and December 31, 2012; Redemption value: $87,089	82,607	80,759

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued: 32,175 and 31,949 shares Outstanding: 28,244 and 27,977 shares at June 30, 2013 and December 31, 2012, respectively	28	28
Treasury stock: 3,931 and 3,942 shares at June 30, 2013 and December 31, 2012, respectively	(106,126)	(106,425)
Additional paid-in capital	421,587	413,660
Accumulated other comprehensive income	3,857	5,300
Retained earnings	54,003	51,444
Total stockholders’ equity	373,349	364,007
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$538,898	$519,787

ARTHROCARE CORPORATION Condensed Consolidated Statements of Comprehensive Income - Unaudited (in thousands, except par value data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenues:
Product sales	$87,470	$87,471	$174,947	$175,846
Royalties, fees and other	4,600	4,235	9,470	8,732
Total revenues	92,070	91,706	184,417	184,578

Cost of product sales	28,724	27,355	57,053	54,006

Gross profit	63,346	64,351	127,364	130,572
Operating expenses:
Research and development	8,659	7,899	17,103	15,493
Sales and marketing	30,218	28,842	60,550	59,042
General and administrative	8,683	8,154	16,141	16,642
Amortization of intangible assets	505	1,316	927	2,637
Exit costs	—	(938)	—	(778)
Investigation and restatement related costs	26,335	1,131	30,227	2,224
Total operating expenses	74,400	46,404	124,948	95,260

Income (loss) from operations	(11,054)	17,947	2,416	35,312

Non-operating gains (losses)	(392)	(1,147)	129	(761)

Income (loss) before income taxes	(11,446)	16,800	2,545	34,551

Income tax provision (benefit)	(4,667)	4,536	(1,860)	9,329

Net income (loss)	(6,779)	12,264	4,405	25,222

Accrued dividend and accretion charges on Series A 3% Redeemable Convertible Preferred Stock	(929)	(887)	(1,848)	(1,766)

Net income (loss) available to common stockholders	(7,708)	11,377	2,557	23,456

Other comprehensive income
Foreign currency translation adjustments	(344)	(778)	(1,443)	(386)

Total comprehensive income (loss)	$(7,123)	$11,486	$2,962	$24,836
Weighted average shares outstanding:
Basic	28,081	27,639	28,130	27,648
Diluted	28,081	27,934	28,836	28,003

Earnings (loss) per share applicable to common stockholders:
Basic	$(0.27)	$0.34	$0.08	$0.70
Diluted	$(0.27)	$0.34	$0.07	$0.69

ARTHROCARE CORPORATION Supplemental Schedule of Product Sales - Unaudited (in thousands)

	Three months ended June 30, 2013				Three months ended June 30, 2012
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$37,944	$20,973	$58,917	67.4%	$38,051	$19,661	$57,712	66.0%
ENT	21,194	5,355	26,549	30.4%	21,532	5,390	26,922	30.8%
Other	311	1,693	2,004	2.2%	411	2,426	2,837	3.2%
Total product sales	$59,449	$28,021	$87,470	100.0%	$59,994	$27,477	$87,471	100.0%

	Six months ended June 30, 2013				Six months ended June 30, 2012
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$76,806	$41,727	118,533	67.8%	$77,081	$39,943	$117,024	66.5%
ENT	40,942	11,223	52,165	29.8%	43,308	10,783	54,091	30.8%
Other	813	3,436	4,249	2.4%	1,000	3,731	4,731	2.7%
Total product sales	118,561	56,386	174,947	100.0%	$121,389	$54,457	$175,846	100.0%